U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


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                                                  OMB APPROVAL
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                                                  OMB Number  3235-0287
                                                  Expires:    January 31, 2005
-------                                           Estimated average burden
FORM 4                                            hours per response....0.5
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|_| Check this box if no longer             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
    subject to Section 16.                  of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
    Form 4 or Form 5                        Investment Company Act of 1940
    obligations may continue.
    See Instruction 1(b).
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1. Name and Address              2.  Issuer Name and Ticker or                                 6.  Relationship of Reporting
   of Reporting Person               Trading Symbol                                                Person to Issuer
                                                                                                  (Check all applicable)
Rechler    Gregg     M.              Reckson Associates Realty
                                     Corp.  (RA)
----------------------------       ---------------------------------                            X   Director               10% Owner
(Last)    (First)   (Middle)      3. I.R.S. Identification Number of                           ----                   ---
                                     Reporting Person (Voluntary)       4.  Statement for       X   Officer (give          Other
                                                                            Month/Day/Year     ----      title below) ---   (specify
                                                                            3/11/03                                         below)
                                                                        --------------------
c/o Reckson Associates Realty Corp.                                     5.  If Amendment,            Co-President; Chief Operating
    225 Broadhollow Road                                                    Date of Original         Officer
-----------------------------------                                         (Month/Day/Year)         ------------------------------
                (Street)

Melville,  New York   11747                                                                   ------------------------------------
-----------------------------------
(City)     (State)    (Zip)                                                                   7.  Individual or Joint/Group Filing
                                                                                                  (Check Applicable Line)

                                                                                                   X  Form filed by One
                                                                                                  --- Reporting Person
                                                                                                      Form filed by More than
                                                                                                  --- one Reporting Person
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                                         Table I -- Non-Derivative Securities Acquired,
                                               Disposed of, or Beneficially Owned
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
 1. Title of Security  2. Trans-  2A. Deemed      3. Trans-   4. Securities Acquired (A)  5. Amount of      6. Owner-   7. Nature
    (Instr. 3)            action      Execution      action      or Disposed of (D)          Securities        ship        of In-
                          Date        Date, if       Code        (Instr. 3, 4 and 5)         Beneficially      Form:       direct
                          (Month/     any            (Instr.                                 Owned at          Direct      Bene-
                          Day/        (Month/         8)                                     End of            (D) or      ficial
                          Year)       Day/                                                   Month             Indirect    Owner-
                                      Year)                                                  (Instr. 3         (I)         Ship
                                                                                             and 4)            (Instr.     (Instr.
                                                                                                               4)          4)
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                                                   Code    V    Amount  (A) or    Price
                                                                        (D)
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Class A common stock      3/11/03                   S           19,612     D      $18.31
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Class A common stock      3/11/03                   S            1,000     D      $18.35
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Class A common stock      3/11/03                   S            2,000     D      $18.36      99,288             D
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                                                                                               5,515             I+       By Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                     (Print or Type Responses)

                                                                                                                   SEC 1475 (8/02)
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                  Form 4 (continued)       Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title  2. Con- 3. Trans- 3A. Deemed  4. Trans- 5. Number   6. Date        7. Title     8. Price  9. Num-  10. Owner- 11. Na-
   of        ver-    action     Execu-     action    of          Exer-          and          of        ber       ship       ture
   Deriv-    sion    Date       tion       Code      Deriv-      cis-           Amount       Deriv-    of        Form       of In-
   ative     or                 Date, if   (Instr.   ative       able           of           ative     De-       of         direct
   Secur-    Exer-   (Month/    any        8)        Securi-     and            Under-       Secu-     riva-     Deriv-     Bene-
   ity       cise     Day/      (Month/              ties        Expira-        lying        rity      tive      ative      ficial
   (Instr.   Price    Year)      Day/                Ac-         tion           Securi-      (Instr.   Se-       Secu-      Own-
   3)        of                  Year)               quired      Date           ties         5)        curi-     rity:      ership
             Deriv-                                  (A) or      (Month/        (Instr.                ties      Direct     (Instr.
             ative                                   Dis-        Day/           3 and                  Bene-     (D) or     4)
             Secu-                                   posed       Year)          4)                     fi-       Indi-
             rity                                    of                                                cial-     rect
                                                     (D)                                               ly        (I)
                                                     (Instr.                                           Owned     (Instr.
                                                     3, 4                                              Fol-      4)
                                                     and 5)                                            lowing
                                                                                                       Re-
                                                                                                       ported
                                                                                                       Trans-
                                                                                                       action
                                                                                                       (Instr.
                                                                                                       4)
                                                                 ----------------------------
                                                                                       Amount
                                                                 Date   Ex-            or
                                                                 Exer-  pira-          Number
                                                                 cisa-  tion           of
                                                                 ble    Date    Title  Shares
                                        ---------------------    ----------------------------
                                         Code   V   (A)   (D)
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Explanation of Responses:


+  Represents shares held in trust for the children of Gregg Rechler that were acquired upon the reinvestment of dividends, beneficial ownership of which is disclaimed by Mr. Rechler.

                                                                              /s/ Gregg M. Rechler                       3/13/03
                                                                      -------------------------------------------     -------------
                                                                                 *Signature of Reporting Person            Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

         * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
        ** Intentional misstatements or omissions of facts constitute
           Federal Criminal Violations
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                                                                   SEC 1475 (8/02)


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